Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Equitrans Midstream Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Series A Perpetual Convertible Preferred Shares, no par value	457(i)	10,864,719	-	-	-	-	-	-	-	-
	Equity	Underlying Common Stock, no par value	457(c) and 457(i)	10,864,719 (1)(2)	$9.49 (3)	$103,106,183.31 (3)	0.00011020	$11,362.30 (3)(4)	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	Equity	Series A Perpetual Convertible Preferred Shares, no par value	415(a)(6)	19,153,727 (5)	-	-	-	-	S-3ASR (5)	333-239828 (5)	July 13, 2020 (5)	-
	Equity	Underlying Common Stock, no par value	415(a)(6)	19,153,727 (5)	(5)	$273,768,227.52 (5)	(5)	(5)	S-3ASR (5)	333-239828 (5)	July 13, 2020 (5)	$22,673.72 (5)
	Total Offering Amounts					$376,874,410.83 (5)		$11,362.30
	Total Fees Previously Paid
	Total Fee Offsets							-
	Net Fee Due							$11,362.30

(1) Represents the number of shares of common stock issuable upon the conversion (the “underlying common stock”) in full of 10,864,719 Series A Perpetual Convertible Preferred Shares, no par value (“Series A Preferred Stock”).

(2) An unspecified number of additional shares of underlying common stock is being registered as may be issued from time to time upon conversion of the Series A Preferred Stock into common stock pursuant to anti-dilution adjustments with respect to the Series A Preferred Stock.

(3) The proposed maximum offering price per share and the proposed maximum aggregate offering price were estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for our common stock as quoted on the New York Stock Exchange on June 29, 2023, in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(4) Pursuant to Rule 457(i) under the Securities Act, a single registration fee is payable with respect to the Series A Preferred Stock and the underlying common stock.

(5) We previously registered for resale on Form S-3 (No. 333-239828) (the “Expiring Registration Statement”) (i) 30,018,446 Series A Preferred Stock and (ii) 30,018,446 shares of underlying common stock (collectively, the “previously offered securities”). In connection with the filing of the Expiring Registration Statement, pursuant to Rule 457(i) under the Securities Act, which requires a single registration fee with respect to the Series A Preferred Stock and the underlying common stock, we made a fee payment in the amount of $35,535.12 in relation to the shares of underlying common stock calculated pursuant to Rule 457(c) under the Securities Act. As of the date of this registration statement, 19,153,727 shares of the previously offered Series A Preferred Stock and 19,153,727 shares of the underlying common stock remain unsold. Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes the 19,153,727 shares of the previously offered Series A Preferred Stock and 19,153,727 shares of the underlying common stock covered by the Expiring Registration Statement, and the registration fee that has already been paid and remains unused with respect to such securities will be applied to the securities being registered pursuant to this registration statement. In accordance with Rule 415(a)(6) under the Securities Act, the offering of the unsold securities under the Expiring Registration Statement will be terminated upon the filing of this registration statement.